UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GALAXY ENERGY CORPORATION

(Name of Registrant As Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GALAXY ENERGY CORPORATION

1331 17th Street, Suite 730

Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the holders of Common Stock of Galaxy Energy Corporation:

The annual meeting (the “Annual Meeting”) of shareholders of Galaxy Energy Corporation (the “Company”) will be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202, on Tuesday, June 21, 2005, at 10:00 a.m., Mountain Daylight Time, to consider and vote on:

(1)	The election of seven directors to the Company’s Board of Directors; and

(2)	Such other business as may properly come before the Annual Meeting and at any adjournments thereof.

Only holders of record of the Company’s common stock at the close of business on May 13, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Even if you now expect to attend the Annual Meeting, you are requested to mark, sign, date, and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the Annual Meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.

By Order of the Board of Directors

/s/ Gerri Baratz

Gerri Baratz, Corporate Secretary

Denver, Colorado

May 18, 2005

GALAXY ENERGY CORPORATION

1331 17th Street, Suite 730

Denver, Colorado 80202

PROXY STATEMENT

May 18, 2005

This Proxy Statement is furnished to the shareholders of Galaxy Energy Corporation (the “Company”) in connection with the solicitation on behalf of the Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202, on Tuesday, June 21, 2005, at 10:00 a.m., Mountain Daylight Time, and at any adjournments thereof.

This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders on or about May 18, 2005, and the cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic means. Banks, brokerage houses and other nominees or fiduciaries have been requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

VOTING

Who Can Vote

Only shareholders of record as of the close of business on May 13, 2005 are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. On May 13, 2005, the Company had outstanding 63,023,108 shares of common stock, $0.001 par value per share (the “Common Stock”). Each share of Common Stock you own entitles you to one vote on each matter to be voted on at the Annual Meeting.

How You Can Vote

You may vote your shares in person by attending the Annual Meeting or you may vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you return your signed proxy card before the Annual Meeting, the named proxy will vote your shares as you direct. If you send in your proxy card, but do not specify how you want to vote your shares, your shares will be voted (i) FOR the election of all nominees for director as described under “Election of Directors” and (ii) in the discretion of the persons named in the enclosed proxy, on any other matters that may properly come before the Annual Meeting.

You May Revoke Or Change Your Vote

You may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who votes in person at the Annual Meeting in a manner inconsistent with a proxy previously filed on the shareholder’s behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Company’s Bylaws authorize the Board to determine from time to time by resolution the number of directors. The Board has fixed the number of directors to be elected at the Annual Meeting at seven, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received for the election of the seven nominees named below to each serve until the next Annual Meeting and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. The Company’s directors are elected by a plurality vote.

Information About Directors

The following sets forth certain information about the nominees for director of the Company.

•

Marc E. Bruner, age 32, became our President and director upon the acquisition of Dolphin Energy in November 2002. He has served as president of Dolphin Energy since June 2002. From September 1999 to June 2002, he worked as an investment banker and analyst for Resource Venture Management AG, a Swiss-based energy sector consulting firm. From January 1999 to September 1999, Mr. Bruner did miscellaneous consulting work. He was a senior account executive for J.B. Oxford & Co., a national securities firm, from February 1997 to January 1999; and an account executive for GKN Securities, Boca Raton, Florida, from June 1996 to November 1996. Mr. Bruner holds a B.S. degree in accounting from the University of Notre Dame. Mr. Bruner devotes all of his working time to the business of the Company.

•

Carmen Lotito, age 61, became our Chief Financial Officer, Treasurer and director upon the acquisition of Dolphin Energy in November 2002. He became our Executive Vice President in August 2004. He has been a director and the chairman of the audit and compensation committees of Gasco Energy, Inc., a publicly-traded natural gas and petroleum exploitation and development company based in Englewood, Colorado, since April 2001. He served as vice president, chief financial officer and director of Coriko Corporation, a private business development company, from November 2000 to August 2002. From July 1998 to October 1999, Mr. Lotito served as director of marketing and business development for Impact Web Development, Salt Lake City, Utah. Prior to joining Coriko, Mr. Lotito was self-employed as a financial consultant. In 1988, Mr. Lotito joined ConAgra, Inc., in San Antonio, Texas as a brand manager. In 1966, Mr. Lotito joined the firm of Pannell, Kerr Forester & Co. as a senior accountant in management and audit services for the company’s Los Angeles and San Diego, California offices. Mr. Lotito holds a B.S. degree in accounting from the University of Southern California. Mr. Lotito is the stepfather of Marc E. Bruner. Mr. Lotito devotes all of his working time to the business of the Company.

•

Cecil D. Gritz, age 61, became a director upon the acquisition of Dolphin Energy in November 2002 and became our Chief Operating Officer in October 2003. He has worked in the oil and gas industry for more than three decades and holds an advanced degree in petroleum engineering and is a graduate of the Colorado School of Mines. Mr. Gritz worked as an engineer in various capacities for Shell Oil Company from June 1966 to August 1973. After leaving Shell Oil Company, he worked as a drilling and production manager, president of a drilling company, and petroleum engineer for companies in Denver, Colorado. He was the vice president of engineering and operations for Vista Resources, Inc., Denver, Colorado, from July 1977 to September 1982, and the drilling and production manager for Trend Exploration Limited, Denver, Colorado, from September 1982 to September 1986. As an in-house full-time consultant, he provided services as a petroleum engineer and project manager for David Schlachter Oil & Gas, an independent oil and gas company based in Dallas, Texas, from September 1986 to March 1988. He was vice president of operations for Dantex Oil & Gas, Inc., Dallas, Texas, from March 1988 to August 1993. Mr. Gritz has been a manager and consulting petroleum engineer for Harbor Petroleum, LLC in Granbury, Texas, since August 1993. He is a 50% owner of that company. Mr. Gritz devotes all of his working time to the business of the Company.

•

Dr. James M. Edwards, age 60, became a director upon the acquisition of Dolphin Energy in November 2002. He has been actively involved in international oil and gas exploration and exploitation for more than 27 years. He has participated in oil and gas discoveries in Australia, Columbia, Equatorial Guinea, France, Norway, Trinidad, Thailand, the United Kingdom, and the United States. Dr. Edwards previously worked as chief geologist for Triton Energy Corporation. While with Triton, he participated in the discovery efforts of the Cusiana/Cupiagua Field Complex, Columbia. Since June 1991, he has been the president of Equinox Energy Corp., an oil and gas consulting company located in Dallas, Texas. Dr. Edwards holds advanced degrees in geology, including a Master of Science from the University of Georgia and a Ph.D. from Rice University. Mr. Edwards devotes approximately 25 hours per month to the business of the Company.

•

Robert Thomas Fetters, Jr., age 65, became a director in March 2004. He began his career in the oil and gas industry in 1966 when he joined Exxon, USA (then known as Humble Oil and Refining). He served in various capacities including exploration, production, and research management and as exploration planning manager. Internationally, he held positions as chief geologist for Esso Production Malaysia and exploration manager for Esso Australia. In 1983, Mr. Fetters joined Consolidated Natural Gas, serving as the president and CEO of its subsidiary, CNG Producing Company, from 1984 to 1989. From 1990 to 1995, he was the president of exploration and production for the Exploration Company of Louisiana, and from 1995 to 1997, he was the senior vice president of operations for National Energy Group in Dallas, Texas. In 1997, Mr. Fetters co-founded Beta Oil and Gas, Inc., based in Houston, Texas, and served as its managing director of exploration to September 2002. He continued to act as a consultant to Beta Oil and Gas after leaving his position to December 2002. In January 2003, he co-found Delta Resources, LLC, Houston, Texas, which was formed specifically to utilize leading edge technology in oil and gas exploration. He continues to serve as Delta’s CEO and a director. In January 2003, he also co-founded Alliance Oil & Gas Company, LLC, Houston, Texas, which is principally involved in oil and gas acquisitions. He continues to serve as Alliance’s chairman and a director. Since January 2004, Mr. Fetters has served as the president of Waveland Energy Partners, LLC, of Irvine, California. He holds both a bachelor’s and master’s degree in geology from the University of Tennessee.

•

Thomas W. Rollins, age 73, became a director in March 2004. He has been the chief executive officer of Rollins Resources, his natural gas and oil consulting firm in Houston, Texas, since 1985. He has also been a director of Remington Oil and Gas Corporation, a publicly-traded company headquartered in Dallas, Texas, since July 1996 and a member of the executive committee of its board of directors. Mr. Rollins previously held executive positions and/or directorships with Shell Oil Company, Pennzoil Company, Florida Gas Transmission Company, Pogo Producing Company, Magma Copper Company, and Felmont Oil Corporation. In 1953, he received his degree in geological engineering and is a distinguished graduate medallist from the Colorado School of Mines. He is a member of the American Association of Petroleum Geologists and the American Petroleum Institute.

•

Nathan C. Collins, age 70, became a director in April 2004. He has served as a director of First State Bank of Flagstaff, Arizona, since September 1998. Mr. Collins retired in 2003 after a long career in banking. Most recently, he served as president and CEO of Bank of the Southwest from February 2002 to September 2003, a community bank in Tempe, Arizona. From September 1999 to February 2002, he was the president of Nordstrom fsb in Scottsdale, Arizona. Nordstrom fsb, a wholly-owned subsidiary of Nordstrom, Inc., issues Nordstrom branded credit and debit cards, offers checking account and other financial services to Nordstrom customers, and provides related services and support for a number of other Nordstrom activities. His banking career spans 39 years, including serving as executive vice president, chief lending officer, and chief audit officer of Valley National Bank of Arizona, where he served from August 1964 to September 1987.

Director Independence Determinations

The Board has evaluated the independence of the members of the Board under the independence standards promulgated in the NASDAQ listing standards. In conducting this evaluation, the Board considered transactions and relationships between each director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director nominee is independent. Based upon that evaluation, the Board determined that Dr. Edwards and Messrs. Collins, Fetters, and Rollins have no material relationship with the Company and, thus, are independent.

Board Meetings and Committees

During the fiscal year ended November 30, 2004, the Board held 8 regularly scheduled meetings and 3 special meetings via teleconference. Each director participated in at least 75% of the aggregate total number of meetings held by the Board and all committees of which he was a member that were held during the period in which he served.

The Board has an Audit Committee, Nominating Committee, and Compensation Committee. All of the members of these committees are non-employee, independent directors in accordance with the NASDAQ listing standards. In addition, the Board has an Executive Committee, comprised of Marc E. Bruner, James Edwards, and Tom Fetters.

Audit Committee

The current members of the Audit Committee are Nathan Collins, James Edwards, and Tom Fetters. The Board has determined that Mr. Collins is the audit committee financial expert, as defined by the Securities and Exchange Commission (“SEC”) rules and has accounting or related financial management expertise under the NASDAQ rules. All of the members of the Audit Committee are independent under the SEC rules pertaining to audit committee members. The Audit Committee met 5 times in during the fiscal year ended November 30, 2004. The Audit Committee adopted an Audit Committee Charter. The Audit Committee is responsible for (i) making recommendations to the Board concerning the engagement of the Company’s independent public accountants, (ii) consulting with the independent public accountants with regard to the audit plan, (iii) consulting with the Company’s principal financial and accounting officers on any matter the Audit Committee or the principal financial and accounting officers deem appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of the Company by its independent public accountants, (v) reviewing all related party transactions and all other potential conflict of interest situations, (vi) discussing audit recommendations with management and reporting the results of its reviews to the Board and (vii) performing such other functions as may be prescribed by the Board.

Nominating Committee

The Nominating Committee was formed in April 2004. The current members of the Nominating Committee are Thomas Rollins, Tom Fetters, and James Edwards. The Nominating Committee is responsible for (i) making recommendations to the Board about appropriate composition of the Board and its committees, (ii) evaluating potential director nominees and making recommendations to the Board regarding those director nominees that may be considered for election to the Board at the Annual Meeting, (iii) advising the Board on corporate governance practices and policies, (iv) overseeing the evaluation of the Board and management of the Company, (v) making recommendations to the Board regarding succession planning, and (vi) performing such other functions as may be prescribed by the Board.

The Board’s current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for diversity of backgrounds and skills, and other pertinent considerations. The Nominating Committee periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time.

The Committee will consider suggestions for potential director nominees from many sources, including members of the Board, management, advisors and shareholders. All of the nominees for director recommended for election by the shareholders at the 2005 Annual Meeting are current members of the Board. The Committee will consider nominees recommended by shareholders in the same manner as other candidates. Nominations of candidates for election to the Board may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Shareholder recommendations for director nominees must be submitted in writing to Chairman, Nominating Committee, care of the CEO, Galaxy Energy Corporation, 1331 – 17th Street, Suite 730, Denver, Colorado 80202 by the deadline for shareholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct and indirect arrangements or understandings between the recommending shareholder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

Compensation Committee

The current members of the Compensation Committee are Nathan Collins, James Edwards, and Thomas Rollins. The Compensation Committee, which was formed in April 2004, administers the Company’s stock option plans, makes decisions concerning salaries and incentive compensation for the Company’s executive officers, and performs such other functions as may be prescribed by the Board.

Compensation Committee Interlocks and Insider Participation

None of members of the Compensation Committee is or was an officer of the company or any of its subsidiaries at any time now or in the past.

The Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings. At the 2004 Annual Meeting, all of the persons who were directors at that time were present.

Director Compensation

From April 1, 2003 through February 29, 2004, we paid our two outside directors a stipend of $1,500 per month. On May 15, 2003, we also granted each of them options to purchase 60,000 shares at $1.00 per share, exercisable through May 15, 2013. One-third of these options vests each year beginning May 15, 2004.

Beginning March 1, 2004, we pay our outside directors $2,500 per month, plus an additional $500 per month for each committee on which they serve. Outside directors were also granted 60,000 stock options, which vested immediately and are exercisable through March 2, 2014 at $3.51 per share. Each January 1, beginning January 1, 2005, we will grant our outside directors options to purchase 60,000 shares of common stock, which shall vest immediately and be exercisable for ten years at the market price as of date of grant.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. The text of this code is posted on our Internet website at www.galaxyenergy.com. In the event that an amendment to, or a waiver from, a provision of this code is necessary, we intend to post such information on its website.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us, or written representations that no Form 5 filings were required, we believe that during the fiscal year ended November 30, 2004, there was compliance with all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners except as follows:

Reporting Person	Date Report Due	Date Report Filed
James Edwards	03/02/2004	03/22/2004
Gerri Baratz	04/08/2004	04/20/2004
Carmen Lotito	04/08/2004	04/20/2004
Cecil Gritz	04/08/2004	04/20/2004
Marc E. Bruner	04/08/2004	04/21/2004
Richard Kurtenbach	04/08/2004	04/23/2004
Marc A. Bruner	05/28/2004	02/03/2005
James Edwards	08/16/2004	08/17/2004

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

PRINCIPAL SHAREHOLDERS

The following table indicates the beneficial ownership, as of May 13, 2005, of the Company’s Common Stock by (i) each director and director nominee, (ii) each Named Officer disclosed under the “Summary Compensation Table,” (iii) each person known by the Company to own more than 5% of the outstanding shares of the Company’s Common Stock, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Marc A. Bruner 29 Blauenweg Metzerlen, Switzerland 4116	12,522,354 (3)	20.4%
Resource Venture Management 29 Blauenweg Metzerlen, Switzerland 4116	5,222,729	8.3%
Bruner Group, LLP 1775 Sherman Street #1375 Denver, Colorado 80203	4,500,000	7.1%
Marc E. Bruner	1,740,000 (4)	2.8%
Carmen Lotito	1,165,000 (5)	1.8%
Cecil D. Gritz	202,500 (6)	0.3%
Dr. James Edwards	160,000 (7)	0.3%
Richard E. Kurtenbach	123,750 (8)	0.2%
Robert Thomas Fetters, Jr.	120,000 (9)	0.2%
Thomas W. Rollins	120,000 (9)	0.2%
Nathan C. Collins	120,000 (9)	0.2%
Gerri Baratz	41,250 (10)	(11)
All officers and directors as a group (9 persons)	3,792,500 (12)	5.9%

(1)

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)

This table is based on 63,023,108 shares of Common Stock outstanding as of May 13, 2005. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from May 13, 2005, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3)

Included in Mr. Bruner’s share ownership are shares owned of record by Resource Venture Management and Bruner Group, LLP. Mr. Bruner is a control person of both these entities. Also included in Mr. Bruner’s share ownership are 203,390 shares issuable upon exercise of warrants.

(4)	Includes 240,000 shares issuable upon exercise of stock options.
(5)	Includes 165,000 shares issuable upon exercise of stock options.
(6)	Includes 202,500 shares issuable upon exercise of stock options.
(7)	Includes 160,000 shares issuable upon exercise of stock options.
(8)	Includes 123,750 shares issuable upon exercise of stock options.
(9)	Includes 120,000 shares issuable upon exercise of stock options.
(10)	Includes 41,250 shares issuable upon exercise of stock options.
(11)	Less than 0.1%
(12)	Includes 1,292,500 shares issuable upon exercise of stock options.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages and titles of the Company’s executive officers are listed below, along with a description of their business experience during the last five years. Information regarding Marc E. Bruner, Carmen Lotito, and Cecil D. Gritz is set forth above under “Proposal One: Election of Directors -- Information about Directors.”

Name	Age	Position
Marc E. Bruner	32	President and Director
Carmen Lotito	61	Chief Financial Officer, Treasurer and Director
Cecil D. Gritz	61	Chief Operating Officer and Director
Richard E. Kurtenbach	50	Vice President – Administration and Controller
Gerri Baratz	56	Secretary

Richard E. Kurtenbach became our Vice President – Administration and Controller in April 2004, after having worked for us on a part-time basis since January 2004. He has over 25 years of experience in domestic and international oil and gas operations and auditing. From May 2003 to January 2004, he was an accounting supervisor with respect to the Powder River business unit for Marathon Oil Company, with responsibility for the preparation and analytical review of monthly and quarterly financial statements for local management and corporate consolidation purposes. He was the finance and administration manager for Hilton Petroleum, Inc./STB Energy, Inc. from March 1998 to January 2001. He provided management of all financial, administrative and accounting functions for these companies that were U.S. subsidiaries of a Canadian publicly traded company. Between his employment with Marathon Oil and Hilton/STB, he was self-employed as a financial, accounting, auditing, tax, and administrative consultant. Mr. Kurtenbach received a bachelor of science degree in accounting from Illinois State University and is licensed as a certified public accountant in Illinois and Colorado (inactive status).

Gerri Baratz became our Secretary in January 2004. She joined Dolphin Energy Corporation as an administrative assistant in August 2003. From February 1992 to September 2002, she served as an administrative assistant and office manager for VALIC, a company in Miami, Florida, that provided school, hospital, and government employees with a range of financial services, including various savings plans, IRAs, mutual funds, life insurance, long-term care insurance, and short-term disability insurance.

After leaving VALIC, Ms. Baratz took a few months off. She then worked for two temporary services agencies in Miami, Florida, from December 2002 to August 2003. Ms. Baratz devotes all of her working time to the business of the company.

EXECUTIVE COMPENSATION

The following table sets forth information about the remuneration of our chief executive officers and each of our next highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered during the years ended November 30, 2004, 2003, and 2002.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation				Long Term Compensation			All Other Compensa-tion($)
					Awards		Payouts
	Year	Salary ($)	Bonus ($)	Other Annual Compensa-tion ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
Marc E. Bruner President (1)	2004 2003 2002	$108,000 $72,000 $47,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	750,000 (2) -0- -0-	-0- -0- -0-	-0- -0 -0-
Cecil Gritz, Chief Operating Officer	2004	$104,450	-0-	-0-	-0-	625,000 (2)	-0-	-0-
Gregory C. Burnett President (3)	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Mr. Bruner has been the President since November 13, 2002. The salary shown above includes consulting fees paid to Mr. Bruner.
(2)	These stock options vest in equal amounts quarterly over a five-year period.
(3)	Mr. Burnett was the President from December 17, 1999 to November 13, 2002.

The following table sets forth information with respect to all stock options granted during the year ended November 30, 2004 to the named executive officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options/SARs Granted (#)	Percentage of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Marc E. Bruner	750,000	25.3%	$2.64	4/6/2014	$1,245,211.36	$3,155,610.07
Cecil Gritz	625,000	21.1%	$2.64	4/6/2014	$707,676.13	$2,299,675.06

(1)

Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the common stock appreciates in value at 5% and 10% annualized rates from the date of grant to the expiration date of the option. No gain to an executive officer is possible without an appreciation in common stock value, which will benefit all holders of common stock. The actual value an executive officer may receive depends on market prices for the common stock, and there can be no assurance that the amounts reflected will actually be realized.

No options have been exercised by any of our executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise ($)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Marc E. Bruner	-0-	-0-	112,500/637,500	-0-/-0-
Cecil Gritz	-0-	-0-	93,750/531,250	-0-/-0-

We reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

Report of the Compensation Committee of the Company

The Compensation Committee of the board of directors is responsible for setting and administering the policies that govern the annual compensation and the long-term compensation for our executive officers. The Compensation Committee for the year ended November 30, 2004 was composed of Messrs. Edwards, Rollins, and Collins none of whom is employed by the company or any of its subsidiaries. The Compensation Committee makes all decisions concerning the compensation of executive officers who receive annual compensation in excess of $100,000, determines the total amount of bonuses, if any, to be paid and grants all awards of stock options. The Compensation Committee’s compensation practices are designed to attract, motivate and retain key personnel by recognizing individual contributions, as well as the overall performance of the company. The current executive compensation consists of base salary, potential cash bonus awards and long-term incentive opportunities in the form of stock options. Although the Compensation Committee has not adopted a formal compensation plan, executive compensation is reviewed by the Compensation Committee and is set for individual executive officers based on subjective evaluations of each individual’s performance, the company’s performance, and a comparison to salary ranges for similar positions in other companies within the oil and gas industry. The goal of the Compensation Committee is to ensure that the company retains qualified executives and whose financial interests are aligned with those of the shareholders.

Base Salaries. The base salary for each executive officer is determined based on the individual’s performance, industry experience and the compensation levels of industry competitors. The Compensation Committee reviews various surveys and publicly filed documents to determine comparable salary levels within the industry.

Potential Cash Bonus Awards. The Compensation Committee does not currently have a formal cash bonus plan. Cash bonuses may be awarded from time to time for exceptional effort and performance. The Compensation Committee considers the achievements of the company to determine the level of the cash bonus, if any, to be awarded. The Compensation Committee focuses the earnings of the company, the return on stockholders’ equity, the growth in proved oil and gas reserves and the successful completion of specific projects of the company to determine the level of bonus awards, if any.

Stock Options. The Compensation Committee utilizes stock option awards as a method of aligning the executives’ interests with those of the stockholders by giving the key employees a direct stake in the performance of the company. The Compensation Committee uses the same criteria described above to determine the level of stock option awards. During fiscal 2004, 3,500,000 common stock options were granted to the company’s employees, consultants and directors, 60,000 of which were relinquished in April 2004. During fiscal 2003, 120,000 common stock options were granted to the company’s directors, 60,000 of which were relinquished in April 2004. There were no common stock options granted to the executive officers during the year ended November 30, 2003.

Compensation of the Chief Executive Officer. During the year ended November 30, 2004, Marc E. Bruner, President and Chief Executive Officer received total compensation of $108,000 in salary and no cash bonus. The Compensation Committee considered the factors described above to determine that the compensation paid to Mr. Bruner during 2004 was appropriate. The foregoing report is made by the Compensation Committee of the company’s board of directors.

Performance Chart

The following chart shows the changes in the value of $100, over the period of November 2002, when the company began trading, until November 30, 2004, invested in: (1) Galaxy Energy Corporation; (2) the NASDAQ Market Index; and (3) a peer group consisting of the 28 publicly-held companies in the S&P Small Cap Energy Index. The year-end value of each investment is based on share price appreciation and assumes that $100 was invested on November 30, 2002 and that all dividends were reinvested. Calculations exclude trading commissions and taxes. The comparison of past performance in the graph is required by the SEC and is not intended to forecast or be indicative of possible future performance of the our common stock.

Total Return Analysis
	11/13/2002	11/30/2002	11/30/2003	11/30/2004
Galaxy Energy Corp.	$100.00	$85.82	$170.90	$105.22
S&P SC Energy Index	$100.00	$115.39	$152.21	$270.66
Nasdaq Composite	$100.00	$108.63	$143.99	$154.03
Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

Stock Option Plan

Our stockholders adopted a 2003 Stock Option Plan in May 2003, under which options to purchase up to 3,500,000 shares of common stock may be granted. In October 2004, our stockholders approved an amendment to the plan that increased the aggregate number of shares of common stock authorized for issuance under the plan to 6,500,000. The plan provides for the granting of incentive stock options to our employees and non-statutory options to our employees, advisors and consultants. The compensation committee of our board of directors administers the plan. The maximum aggregate number of common shares underlying all options to be granted to any one person may not exceed 60% of authorized options.

The committee determines the exercise price for each option at the time the option is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value price is the closing price per share on the date the option is granted. The committee also determines when options become exercisable. The plan permits payment to be made by cash, check, broker assisted same day sales, and by delivery of other shares of our stock which optionees have owned for six (6) months or more as of the exercise date. The term of an option may be no more than ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

Unless otherwise expressly provided in any option agreement, the unexercised portion of any option granted to an optionee shall automatically terminate one year after the date on which the optionee’s employment or service is terminated for any reason, other than by reason of cause, voluntary termination of employment or service by the optionee, or the optionee’s death. Options shall terminate immediately upon the termination of an optionee’s employment for cause or 30 days after the voluntary termination of employment or service by the optionee. If an optionee’s employment or consulting relationship terminates as a result of his or her death, then all options he or she could have exercised at the date of death, or would have been able to exercise within the following year if the employment or consulting relationship had continued, may be exercised within the one year period following the optionee’s death by his or her estate or by the person who acquired the exercise right by bequest or inheritance.

Options granted under the plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee’s lifetime only by the optionee, except that a non-statutory stock option may be transferred to a family member or trust for the benefit of a family member if the committee’s prior written consent is obtained.

We have the right to redeem any shares issued to any optionee upon exercise of the option granted under the plan immediately upon the termination of optionee’s employment or service arising from disability, the death of the optionee, the voluntary termination of employment or services of the optionee, or the termination of employment or services of the optionee for cause. The redemption price is the fair market value of the shares on the date of the event of redemption.

In the event that our stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option outstanding under the plan, and the exercise price for shares subject to any such outstanding option.

In the event of a merger in which our shareholders immediately before the merger own 50% or more of the issued and outstanding shares of stock of the resulting entity after the merger, then existing options shall automatically convert into options to receive stock of the resulting entity. Unless otherwise expressly provided in any option, the committee in its sole discretion may cancel, effective upon the date of the consummation of any change of control, any option that remains unexercised on such date.

The board may amend, alter, suspend, or terminate the plan, or any part thereof, at any time and for any reason. However, we must obtain shareholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable laws. No such action by the board or shareholders may alter or impair any option previously granted under the plan without the written consent of the optionee. The plan shall remain in effect until terminated by action of the board or operation of law.

As of November 30, 2004, options to purchase 3,500,000 shares were outstanding at an average exercise price of $2.37 per share and 3,000,000 shares were available for future grant.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board (the “Audit Committee”) is comprised of three members of the Company’s Board, each of whom is independent as defined in the NASD listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee has: (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended November 30, 2004 with the Company’s management, (ii) discussed with Hein & Associates LLP (“Hein”), the Company’s independent auditor for fiscal year 2004, the matters required to be discussed by Statement on Auditing Standards No. 61 and Statement on Auditing Standards No. 90, and (iii) received and discussed the written disclosures and the letter from Hein required by Independence Standards Board Statement No. 1 and has discussed with Hein their independence from the Company. Based on such review and discussions with management and Hein, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee

Nathan C. Collins, Chairman
James M. Edwards
Robert Thomas Fetters, Jr.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is responsible for the approval of all fees and other significant compensation to be paid to the independent auditors. The Audit Committee regularly reviews audit related and tax services provided by Hein and the associated fees and considers whether the provision of such services is compatible with maintaining the independence of Hein. See report of the Audit Committee above. All of the fees described below were pre-approved by the Audit Committee.

Audit, Audit-Related, Tax and Other Fees

On October 22, 2004, we dismissed Wheeler Wasoff, P.C. (“WW-PC”) as our independent public accountants. WW-PC had audited our financial statements for the fiscal years ended November 30, 2002 and 2003. On October 23, 2004, we engaged Hein to serve as our independent public accountants for the fiscal year ending November 30, 2004.

The following is a breakout of aggregate fees billed by Hein and WW-PC to the Company for the last two fiscal years for (i) the audit of its annual financial statements and review of financial statements included in Form 10-Q (“Audit Fees”), (ii) assurance and related services provided that are reasonably related to the audit (“Audit-Related Fees”), (iii) tax compliance, advice, and planning (“Tax Fees”), and (iv) other products or services provided by Hein (“Other Fees”):

	2004	2003
Audit Fees (1)	$94,855	$52,141
Audit Related Fees	0	0
Tax Fees	0	9,273
Other Fees (2)	10,533	13,793

Total	$105,388	$75,207

(1)	Of the 2004 amount, $13,400 was billed by WW-PC for the review of our Form 10-QSB filings.

(2)

These amounts were billed by WW-PC in connection with the review of our registration statements on Form SB-2, review of our current reports on Form 8-K, and a review of our private placement documentation.

Financial Information Systems Design and Implementation

Hein did not perform financial information system design or implementation services for the Company as specified in Rule 2-01 of Regulation S-X for the year ended November 30, 2004.

Selection of Independent Accountants

Hein served as the Company’s independent auditor for fiscal year 2004. The Audit Committee is scheduled to conduct an annual performance review of Hein and following this review will appoint the independent auditors for fiscal year 2005. A representative of Hein is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Marc A. Bruner/Resource Venture Management. Marc A. Bruner is one of our principal shareholders, one of the founders of Dolphin, and the father of Marc E. Bruner, who serves as our president and a director. We utilize the services of Marc A. Bruner as a consultant and pay for his services through his company, Resource Venture Management. The nature of his ongoing consulting services is such that we have identified him as Chairman of our Advisory Committee. During the fiscal year ended November 30, 2002, we agreed to pay Resource Venture Management a total of $692,500 for monthly management fees of $162,000 through November 30, 2002, for finding oil and gas projects ($300,000), and for reimbursement of costs and expenses ($230,500). We paid $259,296 in cash and issued 4,000,000 shares of our common stock valued at $200,000, leaving $233,204 due at November 30, 2002. At February 28, 2003, Resource Venture Management agreed to convert its outstanding debt of $233,204, into 233,204 shares of our common stock, valued at $1.00 per share.

At November 30, 2003 and 2004, we also owed Marc A. Bruner $19,500 for amounts advanced to Pannonian International prior to its acquisition by us. Upon our acquisition of Pannonian, we assumed this obligation.

From June 2002 through September 2003 we paid Resource Venture Management $30,000 per month to provide consulting services. Beginning October 1, 2003, we and Resource Venture Management agreed to a reduced fee of $10,000 per month. Such consulting services include service as Chairman of the Advisory Committee. During the year ended November 30, 2003, consulting fees of $320,000 were incurred and $90,000 of such fees were paid through the issuance of 90,000 shares of common stock valued at $1.00 per share. We subsequently agreed to pay Resource Venture Management additional expenses of $77,500 during the year ended November 30, 2003, of which $42,500 was included in accounts payable at November 30, 2003. Resource Venture Management currently has only one employee, Marc A. Bruner. During the year ended November 30, 2004, we incurred management fees of $120,000 and other costs and expenses of $79,929 with Resource Venture Management, of which $37,826 remained outstanding at November 30, 2004.

On March 2, 2005, Dolphin deposited $7,000,000 in escrow as a condition precedent to an agreement to acquire an initial 58-1/3% working interest in 4,000 net undeveloped mineral acres in the Piceance Basin in Colorado. The terms of the acquisition are set forth in a Lease Acquisition and Development Agreement with Apollo Energy LLC and ATEC Energy Ventures, LLC, the Sellers. The Sellers were not willing to enter into the Agreement with Dolphin without having some agreement regarding the remaining 41-2/3% working interest in the subject properties. Since our management and advisers had previously decided that our maximum commitment should not exceed that provided in the Agreement, it was necessary to find a third party to take the remaining working interest, and Marc A. Bruner was willing to provide a guaranteed payment of $2,000,000 to the Sellers and enter into an agreement with the Sellers to acquire a 16-1/3% working interest for such $2,000,000 with the option to acquire up to all of the then remaining 25% working interest in the subject properties by investing an additional $3,000,000. If Mr. Bruner invests the entire $5,000,000, his total working interest in the properties will be 41-2/3%. Mr. Bruner and Dolphin entered into a Participation Agreement to address certain rights and obligations as between them, pertaining to their acquisition agreements with the Sellers.

Under the Participation Agreement, Marc A. Bruner has the right, but not the obligation to deposit up to an additional $25,000,000 into escrow on or before August 1, 2005, while Dolphin has the right, but not the obligation, to deposit up to an additional $3,000,000 into escrow on or before December 1, 2005. Dolphin and Mr. Bruner have agreed that their respective ownership interests shall be based upon the amounts deposited into escrow and used to acquire the leases. Therefore, if both Dolphin and Mr. Bruner contribute their maximum amounts, their ownership interests in the leases will be Dolphin 25% and Bruner 75%.

Under the acquisition agreements with the Sellers, Dolphin and Mr. Bruner are obligated to drill one well by November 1, 2005 and 9 additional wells by August 22, 2006. If they should fail to drill any of the 9 wells, they are obligated to pay Sellers $500,000 for each well as liquidated damages or they are to reassign to Sellers any of the acreage covered by the leases that remains undrilled.

Dolphin and Mr. Bruner have agreed that each shall be responsible for its/his respective share of the cost of operations in accordance with the terms of the operating agreement, with such share based on the ownership interest at the time the cost is incurred.

Dolphin and Mr. Bruner have also agreed that for the first 36 months of operations under the operating agreement, Bruner shall assign all of his rights and obligations as operator, such that Dolphin shall be the contract operator or sub-operator under the operating agreement, and that Dolphin shall be entitled to a management fee of 10% of its costs as operator.

Crusader Resources, LLC/Marc A. Bruner. Our agreement with Horizon Exploitation, Inc., which expired January 15, 2004, identified Crusader Resources, LLC, as the contract operator for the drilling of any wells under the agreement. Crusader Resources, LLC is a Colorado limited liability company of which Brian Hughes and Marc A. Bruner were the only members at the time of the agreement. Mr.

Bruner has since transferred his interest in Crusader Resources, LLC to Brian Hughes, who is also the manager of Crusader Resources.

The agreement stated that a contract operatorship well fee of $5,000 was to be paid to the Crusader Resources as contract operator. To date, no amounts have been paid to Crusader Resources, LLC, as no wells have been drilled under the agreement. Further, the contract operating agreement with Crusader stated that all wells on the subject leases were to be drilled on a competitive contract basis at the usual rates prevailing in the area. Since we have retained Continental Industries as operator with respect to our Powder River Basin acreage in Wyoming, it is anticipated that our new agreement with Horizon will identify Continental Industries instead of Crusader Resources as the contract operator.

Crusader Resources, based in Denver, Colorado and organized in May 2002, was recommended to Horizon Exploitation because of the extensive drilling experience of Brian Hughes in the Powder River Basin area. While Crusader Resources has no clients and has not served as a contract operator, Mr. Hughes has drilled over 1,500 wells in that area. We have retained Brian Hughes to serve as a member of our Advisory Committee, and have completed a strategic consulting agreement with him. The term of the agreement is from April 1, 2004 to January 31, 2007 and is automatically extended for additional one-year terms unless we elect to terminate the agreement. We have agreed to pay Mr. Hughes a consulting fee of $95 per hour for all services in excess of 40 hours per calendar month and a location fee of $5,000 per well for each well drilled in the Powder River Basin in Wyoming and Montana, which is drilled on either undrilled properties we owned at April 1, 2004 or subsequently acquired undrilled properties. The location fee is multiplied by our working interest in the well. In addition, we have agreed to pay Mr. Hughes an overriding royalty interest in oil and gas production from all of our properties in the Powder River Basin not to exceed 2%. For the fiscal year ended November 30, 2003, we reimbursed Brian Hughes $25,000, for expenses incurred on our behalf. For the year ended November 30, 2004, we incurred consulting and location fees of $590,000 under the terms of the agreement.

Pannonian International, Ltd./Thomas G. Fails. On November 15, 2002, we executed a letter of intent to acquire Pannonian International, Ltd., a Colorado corporation, solely for shares of our common stock. Thomas G. Fails became one of our directors on November 13, 2002 and resigned March 2, 2004. Mr. Fails is the president and a director of Pannonian International, Ltd. At November 30, 2002, Pannonian International owed us $25,000 for advances made in contemplation of the acquisition transaction. We completed the acquisition of Pannonian International on June 2, 2003, by issuing 1,951,241 shares.

At November 30, 2004 and 2003, we, through Pannonian International, owed Thomas G. Fails and his company $46,839 and $139,843, respectively, for amounts paid by him for the benefit of Pannonian International and/or advanced to Pannonian. Pannonian International shares office space with Mr. Fails and is charged a proportionate share of the office rent and other expenses.

Harbor Petroleum, LLC and Florida Energy, Inc. From May 2002 through the present, Dolphin has advanced funds to Harbor Petroleum, LLC for the purposes of acquiring oil, gas and mineral interest leases in Rusk and Nacogdoches Counties, Texas. Harbor Petroleum is 50%-owned and managed by Cecil Gritz, our chief operating officer and one of our directors. During the years ended November 30, 2004, 2003 and 2002, we incurred total costs with Harbor Petroleum of $266,403, $344,294 and $355,817, respectively. Of those amounts, $130,886 in 2004, $254,084 in 2003 and $266,617 in 2002 were for reimbursement of costs incurred by Harbor to acquire oil and gas leases and other costs, and $135,517 in 2004, $90,210 in 2003 and $89,200 in 2002 represented consulting fees and expenses from Harbor.

As of November 30, 2004, leases covering approximately 2,780 acres had been acquired. No additional leases have been acquired since November 30, 2004. While the leases are in the names of Harbor

Petroleum or Florida Energy, Inc., such leases have been assigned to Dolphin. Florida Energy is owned and controlled by Stephen E. Bruner, the brother of Marc A. Bruner, our controlling shareholder, and the uncle of Marc E. Bruner, our president.

By an agreement dated March 6, 2003, Dolphin acknowledged that it was responsible for payment of all of the acquisition costs and maintenance costs of the leases. Dolphin owns all of the working interests acquired under the leases, except for a 2% overriding royalty interest, shared equally by Harbor Petroleum and Florida Energy. However, with respect to 400 contiguous acres designated by Florida Energy, Florida Energy shall have a 3.125% overriding royalty interest instead of a 1% overriding royalty interest. In addition, Dolphin has agreed to pay Florida Energy a bonus of $50,000 for identifying this lease play. This bonus obligation was evidenced by a promissory note due March 7, 2004 that bore interest at the annual rate of 7-1/2%. Accrued interest at November 30, 2003 on this note was $2,742. We paid this note on March 8, 2004.

During the fiscal years ended November 30, 2004 and 2003 we paid Harbor $104,450 and $13,900 in compensation for Mr. Gritz’s services as our chief operating officer. The Company also paid living expenses of $24,348 directly to third parties for the benefit of the chief operating officer during the year ended November 30, 2004. At November 30, 2003, $4,375 was owed to Harbor for Mr. Gritz’s services and expense reimbursement.

Future Transactions. All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

We believe that of the transactions described above have been on terms as favorable to us as could have been obtained from unaffiliated third parties as a result of arm’s length negotiations.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

On October 22, 2004, we dismissed Wheeler Wasoff, P.C. (“WW-PC”) as our independent public accountants. WW-PC had audited our financial statements for the fiscal years ended November 30, 2002 and 2003. On October 23, 2004, we engaged Hein & Associates LLP (“Hein”) to serve as our independent public accountants for the fiscal year ending November 30, 2004. The audit committee of our board of directors approved both actions. We plan to continue to use WW-PC for our tax work and ongoing consulting needs.

During the two most recent fiscal years and the subsequent interim period through October 22, 2004, there were no disagreements with WW-PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of WW-PC, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

There were no other “reportable events” as that term is described in Item 304(a)(1)(iv) of Regulation S-B occurring within our two most recent fiscal years and the subsequent interim period ending October 22, 2004.

During our two most recent fiscal years and through October 22, 2004, the date prior to the engagement of Hein, neither we nor anyone on our behalf consulted Hein regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements.

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Annual Meeting. Any other matter presented at the Annual Meeting will be decided by a vote of the holders of a majority of the outstanding shares of Common Stock, unless the Articles of Incorporation or Bylaws of the Company, or any express provision of law, require a different vote. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non-vote”), shares not voted as a result will be counted as not present and not cast with respect to any proposal. All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the director nominees named herein, and in the proxy holder’s discretion for all other matters that come before the Annual Meeting. The Company does not know of any matters to be presented at the Annual Meeting other than those described herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Nominations and Proposals

If you want to include a proposal in the proxy statement for the Company’s 2005 Annual Meeting, send the proposal to Galaxy Energy Corporation, Attention: Corporate Secretary. Proposals must be received on or before January 16, 2006 to be included in next year’s proxy statement. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as well as the requirements of the Company’s Articles of Incorporation and bylaws.

For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit our management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on April 1, 2006 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on April 1, 2006.

☐ Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

1.	ELECTION OF DIRECTORS - The Board of Directors recommends a vote FOR the listed nominees.
	FOR	WITHHOLD		FOR	WITHHOLD
Marc E. Bruner	☐	☐	Robert Thomas Fetters, Jr.	☐	☐
Carmen Lotito	☐	☐	Thomas Rollins	☐	☐
Cecil D. Gritz	☐	☐	Nathan C. Collins	☐	☐
James E. Edwards	☐	☐		☐	☐

2.	In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name appears hereon, when signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep Signature within the box	Signature 2 – Please keep Signature within the box	Date (mm/dd/yyyy)
[_________________________]	[_________________________]	[______/________/________]

PROXY – GALAXY ENERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GALAXY ENERGY CORPORATION

The undersigned hereby appoints Marc E. Bruner proxy for the undersigned, with full power of substitution, and hereby authorizes him to represent and to vote, as designated on the reverse side, all shares of common stock of Galaxy Energy Corporation held of record by the undersigned on May 13, 2005 at the annual meeting of shareholders to be held on June 21, 2005, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directions are given, this proxy will be voted for the matters set forth on the reverse side. The proxy holder named above will vote in his discretion on any other matter that may properly come before the meeting.

Please mark, sign, date and return this proxy promptly using the enclosed envelope to: Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE.